EXHIBIT 9
                              REVOLVING CREDIT NOTE


$720,000                                                     Darien, Connecticut
                                                                December 2, 1996



A.  TERMS OF PAYMENT
    ----------------

         1. FOR VALUE RECEIVED, Quality Air Inc., a New Mexico corporation ("Borrower") promises to pay to RTI Inc., a New York corporation ("RTI") the principal sum of Seven Hundred and Twenty Thousand ($720,000) DOLLARS or, if less, the aggregate unpaid principal sum of all revolving loans made by RTI to the Borrower from time to time, in one installment thirty (30) days after written demand therefor is made.

         RTI is authorized to enter on the schedule attached hereto the amount of each revolving loan and each payment of principal thereon, without any further authorization on the part of the Borrower, but RTI's failure to make such entry will not limit or otherwise affect the obligation of the Borrower on this Note.

         The Borrower shall pay interest on the unpaid principal amount from time to time outstanding, at a rate of eight point four percent (8.4%) per annum. Interest on the unpaid principal amount of this Note accrued at the rate of 0.7% during each calendar month, shall be payable before the tenth (10th) day of each immediately succeeding calendar month and at maturity. In addition, the Borrower shall pay interest on any overdue installment of principal for the period for which overdue, on demand, at a rate equal to 6% per annum above the rate of interest hereinabove indicated.

         2. The Borrower shall have the right to prepay this Note, in whole or in part, at any time without penalty or premium.

         3. All payments by the Borrower on account of principal, interest or costs hereunder shall be made in immediately available funds.


B.  DEFAULT
    -------

         Upon the occurrence of an event of default, and during the continuance thereof, the entire unpaid principal amount of this Note and all interest unpaid hereon may be declared to be due and payable.

C.  SECURITY
    --------

         Payment of this Note is secured by a security interest in all "Accounts", as such term is defined in the Uniform Commercial Code, and in all inventories of the Borrower and its Mexican subsidiaries. The Borrower shall promptly file UCC-1 Financing Statements when and where requested by RTI.

D.  MISCELLANEOUS
    -------------

         1. REPLACEMENT NOTE. This Note shall replace the Revolving Credit Note dated November 1, 1996, between Borrower and RTI.

         2. NO WAIVER: Rights and remedies cumulative. No failure on the part of RTI to exercise, and no delay in exercising any right hereunder will operate as a waiver thereof; nor will any single or partial exercise by RTI of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any remedies or rights provided by law or by any other agreement between the Borrower and RTI.

         3. COSTS AND EXPENSES. The Borrower shall reimburse RTI for all costs and expenses incurred by it, including the reasonable fees and disbursements of counsel to RTI in connection with the enforcement of RTI's rights hereunder after occurrence of an event of default.

         4. CONSTRUCTION. This Note shall be governed by the laws of the State of New York, without giving effect to its choice of law principles.

         5. SUCCESSORS. The Note is to be binding upon the Borrower and its successors and the terms hereof shall inure to the benefit of RTI and its successors and assigns, including subsequent holders hereof.

         6. SEVERABILITY. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this
Note in any jurisdiction.

         7. WAIVER OF NOTICE. The Borrower hereby waives presentment, demand for payment (except as expressly provided herein), notice of protest and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

                                   Quality Air Inc.

                           By: /s/ Rick E. Bacchus
                               -------------------------
                                   Rick E. Bacchus, President